Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 15, 2011, with respect to the consolidated financial statements included in the Annual Report of GameTech International, Inc. on Form 10-K for the year ended October 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of GameTech International, Inc. on Forms S-8 (File Nos. 333-167749 effective June 24, 2010, 333-122836 effective February 15, 2005, 333-72886 effective November 7, 2001, and 333-51411 effective April 30, 1998).

/s/ PIERCY BOWLER TAYLOR & KERN

Certified Public Accountants
Las Vegas, Nevada
February 15, 2011